Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS RECEIVES NOTICE OF EUROPEAN PATENT ISSUANCE
SAN DIEGO (August 3, 2007) — Santarus, Inc. (Nasdaq: SNTS), a specialty pharmaceutical company, today announced that it has received a notice from the European Patent Office (EPO) that no third party oppositions were filed against EPO Patent Grant No. 1246622, relating to pharmaceutical compositions in the form of a non-enteric coated tablet and comprising proton pump inhibitors (PPIs) and one or more buffers. A notice of the publication of the grant of the EPO patent application was issued by the EPO on September 27, 2006 and the period of opposition required under European patent law expired on June 27, 2007. The European patent expires in January 2021 and is licensed to Santarus under its license agreement with the University of Missouri.
“The issuance of the European patent expands our portfolio of licensed patents issued outside the U.S., including those in Australia, Mexico, New Zealand, Russia, Singapore, South Africa and South Korea,” said Gerald T. Proehl, president and chief executive officer of Santarus, Inc. “As we further expand the patent portfolio for our immediate-release PPI technology, we are continuing to evaluate potential licensing opportunities with pharmaceutical companies that have international commercialization capabilities.”
Santarus has an exclusive, worldwide license agreement with the University of Missouri for patents and pending patent applications relating to specific formulations of PPIs with antacids and other buffering agents. Currently five U.S. patents have been issued and several U.S. patent applications are pending and are subject to this license. The five issued patents, which expire in July 2016, generally cover pharmaceutical compositions combining PPIs with buffering agents, such as antacids, and methods of treating gastrointestinal disorders by administering solid or liquid forms of such compositions.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed proton pump inhibitor. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in

Santarus’ business, including, without limitation: Santarus’ ability to expand or maintain the scope and validity of patent protection for its ZEGERID products and immediate-release technology and its ability to commercialize its ZEGERID products without infringing the patent rights of others; Santarus’ ability to enter into one or more license agreements with pharmaceutical companies that have international commercialization capabilities on favorable terms or at all; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus ® and ZEGERID® are trademarks of Santarus, Inc.
# # #